Mail Stop 3561


										April 27, 2006




Mr. Lon R. Greenberg
Chairman and Chief Executive Officer
UGI Corporation
460 North Gulph Road
King of Prussia, PA 19406


		RE:	UGI Corporation
			Form 10-K for Fiscal Year Ended September 30, 2005 Form 10-Q for Fiscal Quarter Ended December 30, 2005
			Filed December 13, 2005 and February 9, 2006
			File No.  1-11071

Dear Mr. Greenberg:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
March 22, 2005
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